AMENDMENT NUMBER 1

TO

PROMISSORY NOTE

This Amendment No. 1 to the Promissory Note (this "Amendment") is executed as of October 8, 2024 (the “Effective Date”) by RAADR, INC. (the “Maker”); and BOOT CAPITAL LLC ("Holder"), to amend the Promissory Note dated November 18, 2022 in favor of Holder (the "Note").

Without any additional consideration from the Holder to the Maker which is hereby acknowledged and agreed by the parties, the Maker and the Holder desire to amend the Note and further agree as follows:

1.Capitalized Terms. Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have meanings ascribed to them in the Note and those definitions are incorporated by reference into the Note.

2.The following is hereby added as Section 4.7 of the Note:

“Leak-Out Agreement.

(a) Leak Out. Beginning on the Effective Date and continuing until the Maturity Date, (the “Leak-Out Period”), Investor agrees that during the Leak-Out Period the aggregate number of Conversion Shares that Investor shall have the right, but not the obligation, to sell into the public markets (each such transaction, a “Disposition”), on a per-calendar-week basis, shall not exceed the greater of (i) 20,000,000 or (ii) ten percent (10%) of the number of shares of Company common stock that were traded in the public markets during the immediately preceding calendar week (the “Weekly Leak-Out Amount”), as reported by OTC Markets Group, Inc. (“OTCM”) or any successor entity or by a national securities exchange in the event that, at such time, the Company’s common stock is listed thereof (any such entity of exchange, the “OTCM Successor”).

(b) Cumulative Disposition. If, during any calendar week within the Leak-Out Period, the cumulative amount of Conversion Shares sold by the Investor during the Leak-Out Period then-to-date is less than the cumulative Weekly Leak-Out Amount during the Leak-Out Period then-to-date, then Investor shall have the right, but not the obligation, to engage in one or more additional Disposition transactions, such that, at the conclusion of such additional Disposition transaction(s), Investor will have engaged in Disposition transactions in an amount that does not exceed the cumulative Weekly Leak-Out Amount during the Leak-Out Period then to-date.

(c) OTCM Website. For purposes of determining the monthly trading volume of the shares of Company common stock, such volume information shall be derived from data published on the website of OTCM or the website of a relevant OTCM Successor.

(d) Transferee Restrictions. Any transferee of any of the Conversion Shares, other than as permitted in connection with a waiver (as referenced in subparagraph (f) below) or as otherwise permitted pursuant to the terms hereof, shall be subject to all of the terms and conditions of this Agreement and, solely for such purposes, any such transferee shall be included in the definition of Investor.

(e) Company Waiver. Notwithstanding anything to the contrary contained herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions in its favor contained in this Agreement.

(f) Outstanding Balance Adjustments. In the event that (i) the balance due under the Note is not paid in full by the Maturity Date, (ii) any other Event of Default occurs, or (iii) the cumulative net proceeds from Dispositions during the Leak-Out Period is less than the Preadjusted Balance, the following terms shall apply: (a) fees, penalties, and default interest (as described in the Note) shall begin accruing (collectively, the “Default Fees”), (b) the balance due under the Note shall increase in an amount equal to the Amendment Adjustment (defined above) in addition to the aforementioned Default Fees and (c) all remedies described in the Note upon an Event of Default shall be available to the Investor.”

3.Counterparts and Electronic Means. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first written above.

4.Third Parties. Except as specifically set forth or referred to herein, nothing herein express of implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any claims, rights, remedies under or by reason of this Amendment.

5.Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and the federal laws of the United States of America, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

RAADR, INC.

By: /s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer/President

BOOT CAPITAL LLC

By: /s/ Peter Rosten

Peter Rosten

President